Exhibit 99.2

EXOPACK HOLDING CORP. ANNOUNCES REDEMPTION OF

SENIOR NOTES DUE 2014

Spartanburg, SC – May 31, 2011 – Exopack Holding Corp. (“Exopack” or the “Company”) announced today that it will redeem for cash any and all of its outstanding 11 1/4% senior notes due 2014 (the “Notes”), of which approximately $28.5 million aggregate principal amount remained outstanding as of the close of business on May 31, 2011.

The redemption date for the Notes will be Thursday, June 30, 2011 (the “Redemption Date”) and the redemption price will be 102.813% of the principal amount thereof, plus any accrued and unpaid interest up to, but not including, the Redemption Date. A notice of redemption was sent to all registered holders on May 31, 2011. On or before June 30, 2011, the Notes should be presented to The Bank of New York Mellon Trust Company, N.A., as paying agent for the redemption, at the address set forth in the notice of redemption. Interest on the Notes will cease to accrue on and after the Redemption Date.

This press release is for information purposes only and does not constitute a notice of redemption or an offer to buy the Notes.

About Exopack Holding Corp.

Managing nineteen production facilities strategically positioned across North America and the United Kingdom, as well as a global network of alliance partners, the Company is an established leader in the development, manufacture, and sourcing of flexible packaging and coatings solutions for various consumer and industrial end-use markets. As a leader in the packaging industry, the Company is also a member of the Sustainable Packaging Coalition.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 30, 2011. All forward-looking statements are expressly qualified in their entirety by such risk factors.